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                                                                     EXHIBIT 5.1

                            HAYNES AND BOONE, L.L.P.
                        1000 Louisiana Street, Suite 4300
                              Houston, Texas 77002
                                 (713) 547-2000

                                February 24, 2000

Alamosa PCS Holdings, Inc.
4403 Brownfield Highway
Lubbock, Texas 79407


Gentlemen:

We have acted as counsel to Alamosa PCS Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 6,466,500 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company that may be issued pursuant to the terms of the Company's 1999 Long Term Incentive Plan (the "Plan").

In connection therewith, we have examined (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company;
(ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plan; (iii) certificates of certain officers and directors of the Company; (iv) the Plan; and (v) such other documents as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 6,466,500 shares of Common Stock covered by the Registration Statement which may be issued from time to time pursuant to the Plan have been duly authorized for issuance by the Company, and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Haynes and Boone, L.L.P.
                                Haynes and Boone, L.L.P.